Exhibit 10.15

iPower, Inc.

2399 Bateman Ave.

Duarte, CA 91010

January 26, 2021

Danilo Cacciamatta

1360 Temple Hills Drive

Laguna Beach, CA 92651

Re: Director Offer Letter

Dear Danilo:

iPower, Inc. (the “Company”) is pleased to offer you a position as a member of its board of directors (the “Board”), effective as of the closing of the Company’s initial public offering (the “Effective Date”); provided that you consent to be named in the Registration Statement on Form S-1 of the Company filed in connection therewith, and any amendments thereto, as a person about to become a director of the Company. We believe that your background and experience will be a significant asset to the Company, and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this letter agreement (this “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services that you agree to provide the Company.

1.            Term. This Agreement is effective as of Effective Date. Your initial term as a director shall be for a term of one year, subject to the provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the Company’s annual stockholder’s meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2.            Services. You shall render services as a member of the Board and the Board’s committees set forth on Schedule A attached hereto (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and any committees on which you serve as a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.

3.            Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

1

4.           Compensation. Assuming your material compliance with the terms of this Agreement, compensation for your services to the Company shall be as described in this section.

a.         You will receive a $25,000 cash fee per annum, payable in equal quarterly installments, subject to your continuing service as a member of the Board, with the first payment commencing 90 days following the completion of any of the following: (i) an initial public offering of the Company’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) otherwise, when the Company becomes a publicly reporting company under the Exchange Act of 1934, as amended.

b.          You will be granted $30,000 worth of restricted stock units (“RSUs”) issuable under the Company’s 2020 Equity Incentive Plan, with the following vesting schedule: 1/4 of the Restricted Stock Units will vest quarterly commencing immediately following the completion of any of the following: (i) an initial public offering of the Company’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) otherwise, when the Company becomes a publicly reporting company under the Exchange Act of 1934, as amended, in accordance with the terms of a separate Restricted Stock Unit Award Agreement between you and the Company. Any unvested Restricted Stock Units will expire upon termination of your service.

c.          You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

d.          Any unvested RSUs awarded under this Section 4 will expire upon termination of your service, whether by Resignation (as defined below) or otherwise.

5.           D&O Insurance Policy. Prior to the Effective Date of this Agreement, the Company will maintain a directors and officers liability insurance policy in a commercially reasonable amount.

6.            No Assignment. Because of the personal nature of the services to be rendered by you under this Agreement, this Agreement is non-assisgnable.

7.           Confidential Information; Non-Disclosure. In consideration for your access to certain Confidential Information (as defined below) of the Company, in connection with your service as a member of the Board, you hereby represent and agree as follows:

a.      Definition. For purposes of this Agreement the term “Confidential Information” means:

i.       Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.      Any information which is related to the business of the Company and is generally not known by non-Company personnel.

2

iii.     Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.     Exclusions. Notwithstanding the foregoing, the term Confidential Information does not include:

i.        Any information which is, or otherwise becomes, generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.      Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.      Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.          Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 9 herein.

d.          Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

8.           Non-Solicitation. During the term of your appointment and service as a member of the Board, you shall not directly solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9.            Termination and Resignation. Your membership on the Board may be terminated for any or no reason at any meeting of the Board or by written consent of a majority of the Board at any time, or if you have been declared incompetent by an order of a court of competent jurisdiction or convicted of a felony. You may also terminate your membership on the Board for any reason or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation (including the vested portion of the RSUs) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any RSUs that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

10.         Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in the State of California.

3

11.         Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be deemed an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12.        Indemnification. The Company shall, to the maximum extent provided under applicable law, and in accordance with the Company’s bylaws, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13.        Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to obtain or continue employment with the Company.

14.        Acknowledgement. You accept this Agreement is subject to the terms and provisions of this Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board of the Company regarding any questions arising under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature page follows]

4

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

iPower Inc.

By: /s/ Chenlong Tan
Name: Chenlong Tan
Title: Chief Executive Officer

AGREED AND ACCEPTED:

 /s/ Danilo Cacciamatta

Name: Danilo Cacciamatta

[Signature Page to Director Offer Letter]

5

SCHEDULE A

The director is offered to serve on the following Board committees:

Audit committee

Compensation & Talent Committee (Chair)

Nominating & Corporate Governance Committee

6